                      AGREEMENT AND PLAN OF SHARE EXCHANGE

            AGREEMENT (the "Agreement"), dated as of July 30, 1999, by and between Charles V. Payne, an individual with an address c/o Wall Street Strategies, Inc., 130 William Street, Suite 401, New York, New York 10038 ("Seller"), and Vacation Emporium Corporation, a Nevada corporation with an address at 90 Madison Street, Suite 707, Denver, Colorado 80206 ("Purchaser").

                              W I T N E S S E T H:

            WHEREAS, Wall Street Strategies, Inc., a Delaware corporation (the "Company") is engaged in the business of providing financial services (the "Business");

            WHEREAS, Seller owns of record and beneficially 100 shares (the "Purchased Shares") of the Company's common stock, without par value (the "Company Common Stock"), which shares represent all of the issued and outstanding capital stock of the Company;

            WHEREAS, Purchaser, a non-reporting company under the Securities Exchange Act of 1934, as amended, with shares publicly quoted on the OTC Electronic Bulletin Board (the "OTCBB"), is a "shell" company that has conducted no business activities since March 31, 1999 (other than those associated with the acquisition described herein and with seeking other potential business opportunities ); and

            WHEREAS, the Seller is desirous of selling the Purchased Shares to the Company in exchange for 9,455,898 shares of Purchaser's common stock, par value $.001 per share (the "Purchaser Common Stock"),

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE 1.

                          EXCHANGE OF PURCHASED SHARES

            SECTION 1.1 Sale of Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver the Purchased Shares to Purchaser, free and clear of all liens, claims, charges or encumbrances, and Purchaser hereby agrees to purchase the Purchased Shares from Seller, at the Closing, for the consideration set forth in Section 1.2 hereof.

            SECTION 1.2 Purchase Price. In exchange for the Purchased Shares, Purchaser shall issue and deliver to Seller, at the Closing, 9,455,898 shares of the Purchaser Common Stock (the "Exchange Shares"), which shall represent approximately 53.84% of the then total issued and outstanding shares of the Purchaser Common Stock, free and clear of all liens, claims, charges or encumbrances.

            SECTION 1.3 Delivery of Shares. Subject to the terms and conditions hereof, at the Closing (a) the Seller shall transfer to Purchaser the Purchased Shares by delivering the stock certificate(s) evidencing the Purchased Shares, accompanied by duly endorsed stock powers, with signatures guaranteed, in form and substance satisfactory to Purchaser permitting the transfer of the Purchased Shares to Purchaser; and (b) Purchaser shall deliver to Seller stock certificate(s) registered in the name of Seller representing the Exchange Shares.

            SECTION 1.4. Supplemental Action. If at any time after the Closing Date, Seller or Purchaser shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Article 1, Seller or Purchaser, as the case may be, shall execute and deliver any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to carry out the provisions of this Article 1.

                                   ARTICLE 2.

                              CLOSING; CLOSING DATE

            SECTION 2.1. The exchange of the Purchased Shares for the Exchange Shares as contemplated hereby (the "Closing") shall take place at 10:00 a.m. on such date as the parties mutually agree, but in no event later than September 30, 1999, at the offices of Bryan Cave LLP, 245 Park Avenue, New York, New York 10167 (or such other time or date as the parties hereto may mutually agree in writing). The date upon which the Closing occurs is herein called the "Closing Date."

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Purchaser as follows:

            SECTION 3.1 Due Incorporation and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, has all requisite power and authority to own, lease and operate its assets, properties and business and to conduct the Business as now being and as heretofore conducted. The Company is qualified to do business as a foreign corporation in the jurisdictions listed on the annexed Schedule 3.1, and is not doing business in any other jurisdiction where qualification is required or the failure to qualify would have a material adverse effect on the business or operations of the Company.

            SECTION 3.2. Authority to Execute and Perform Agreements. Seller has full power and capacity to execute and deliver this Agreement and any other agreement or instrument contemplated by this Agreement (such other agreements and instruments are hereinafter collectively referred to as the "Transaction Documents") to consummate the transactions contemplated hereby and thereby (collectively, the "Transactions"). This Agreement has been duly executed and delivered and is the valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the Transaction Documents, the consummation of the Transactions and the performance by Seller of this Agreement and each of the Transaction Documents in accordance with its respective terms and conditions will not require the approval, consent of, waiver, order or authorization of, notification to, or registration, declaration or filing with, any federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person.

            SECTION 3.3 Subsidiaries and Affiliates. The Company does not, directly or indirectly, own any shares of stock or other equity interest (including any form of profit participation) in, has not made any investment in, and does not control or have any proprietary interest in any corporation, partnership, joint venture or other business association or entity. Schedule 3.3 annexed hereto sets forth the name of each of the Company's affiliates (other than subsidiaries), including joint venture affiliates (incorporated and unincorporated), and the nature of the affiliation.

            SECTION 3.4 Articles of Incorporation and By-Laws. Seller has delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date hereof, which instruments shall not be or have been amended between the dates thereof and the Closing Date.

            SECTION 3.5 Capitalization. The total authorized capital stock of the Company consists solely of 1,500 shares of common stock, without par value, of which only the

Purchased Shares are issued and outstanding. The Purchased Shares are validly issued, fully paid and non-assessable. Except for the transactions contemplated hereby, there are no authorized or outstanding options, warrants, subscription calls, rights (including preemptive rights and rights to demand registration under the Securities Act of 1993, as amended), commitments, conversion rights, plans or other agreements of any character obligating the Company to authorize, issue, deliver, sell or redeem any shares of its capital stock or any securities convertible into or evidencing the right to purchase any shares of such stock..

            SECTION 3.6 Officers and Directors. Attached hereto as Schedule 3.6 is a true and correct list of the officers and directors of the Company.

            SECTION 3.7 Financial Statements; Financial Matters.

                  (a) Attached hereto as Schedule 3.7 (a) are the audited balance sheets of the Company as at December 31, 1996, 1997 and 1998, and the related audited statements of operations and retained earnings and cash flows as at and for each of the years then ended, together with the unqualified report thereon of Lilling & Company LLP ("Lilling"), certified independent accountants (collectively, the "Company Audited Financials").

                  (b) Attached hereto as Schedule 3.7 (b) is the unaudited balance sheet of the Company as at May 31, 1999, and the related unaudited statements of profit and loss and changes in financial position as at and for the five months ended May 31, 1999 (collectively the "Company Interim Financials"; the unaudited balance sheet as at May 31, 1999 included therein is sometimes referred to as the "Company Interim Balance Sheet").

                  (c) At or prior to the Closing Date, Seller will have furnished Purchaser with the unaudited balance sheets of the Company as at March 31, 1999 and June 30, 1999 , and the unaudited statements of profit and loss and changes in financial position as at and for the three months ended March 31, 1998 and March 31, 1999 and the six months ended June 30, 1998 and June 30, 1999 (collectively, the "Company Quarterly Financials").

                  (d) The Company Audited Financials and the Company Interim Financials are, and the Company Quarterly Financials will be, (i) in accordance with the books and records of the Company, (ii) correct and complete, (iii) fairly present the financial position and results of operations of the Company as of the dates indicated, and (iv) prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim financials are subject to normal year-end audit adjustments which in the aggregate will not have a material adverse effect on the business properties, assets, operations, liabilities, financial condition or prospects of the Company).

            SECTION 3.8 Liabilities. Except as set forth on Schedule 3.8 annexed hereto, as of the date hereof, the Company has no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known, or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought ("Liabilities"), other than (i) Liabilities fully and adequately reflected or reserved against on the Company Interim Balance Sheet, and (ii) Liabilities incurred since May 31, 1999 in the ordinary course of business. Seller has no knowledge of any past or existing circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company, or any successor to its business except in the ordinary course of business or as otherwise set forth on Schedule 3.8. Seller will not cause or permit the Company between the date hereof and the Closing Date, without the prior written consent of Purchaser, to incur or become subject to, or agree to incur or become subject to, any Liabilities except current liabilities and obligations incurred in the ordinary course of business or as contemplated by this Agreement or any exhibit or schedule hereto.

            SECTION 3.9 Absence of Certain Changes. Since May 31, 1999, there has been no material adverse change in the condition, financial or otherwise, of the Company, other than changes occurring in the ordinary course of business which changes have not, individually or in the aggregate, had a material adverse effect on the business, properties, assets, operations, liabilities, financial condition or prospects of the Company.

            SECTION 3.10 Tax Matters. The Company has filed all federal, state, county and local income tax, franchise tax, real and personal property tax, payroll tax, occupation tax, sales tax, excise tax, and other tax returns which it is required to file, the failure to file which would materially adversely affect the assets, properties, business, operations or financial condition or prospects of the Company, taken as a whole, and has paid or provided for all taxes shown on such returns, and all deficiencies or other assessments of tax, interest or penalties which have been served on or delivered to the Company. There are no claims with respect to federal, state, county, local, foreign or other taxes. The federal income tax returns of the Company have never been audited by the Internal Revenue Service. Seller knows of no unassessed tax deficiency proposed or threatened against the Company. No audit of any tax return of the Company is in progress. There are not in force any extensions of time with respect to the date on which any tax return was or is due to be filed by the Company or any waivers or agreements by the Company for an extension of time for the assessment or payment of any tax.

            SECTION 3.11 Real and Personal Property - Leased to the Company. Set forth on Schedule 3.11(a) hereto is a description of each lease under which the Company is the lessee of any real property, and on Schedule 3.11(b) hereto is a description of each lease under which the Company is the lessee of any personal property. The premises or property described in said leases are presently occupied or used by the Company as lessee under the terms of such leases. All rentals due under such leases have been paid and there exist no defaults under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any events of default or prevent the Company from exercising and obtaining the benefits of any rights or options contained therein. The Company has the full right, title and interest of the lessee under the terms of said leases, free of all liens, claims or encumbrances and all such leases are valid and in full force and effect.

            SECTION 3.12 Title. The Company Interim Balance Sheet reflects all of the assets and properties of the Company, except to the extent the Company has acquired or disposed of any assets and properties, in the ordinary course of its business since May 31, 1999. The Company owns outright and has good and marketable title to all of its assets and properties, in each case free and clear of any lien or other encumbrance except for (i) immaterial assets and properties; (ii) liens or other encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable and purchase money interests and similar security interests for goods purchased by the Company since May 31, 1999 in the ordinary course of business; (iii) defects of title, liens or other encumbrances of a character that do not materially impair the assets or properties of the Company or detract materially from the Business, or (iv) liens, claims, encumbrances or security interests reflected in the Company Interim Balance. The assets and properties owned by the Company, as reflected on the Company Interim Balance Sheet, are adequate to permit the Company to conduct the Business as presently conducted and to continue to conduct the Business after the Closing.

            SECTION 3.13 Intangible Property.

            (a) Attached hereto as Schedule 3.13 is a list of patents, patent applications, trademark and service mark registrations and registration applications, U.S. copyright registrations and registration applications owned by the Company and confidentiality, nondisclosure and license agreements granting rights under one or more patents, patent applications, trademark and service registrations and registration applications, U.S. copyright registrations and registration applications by or to the Company.

            (b) (i) The Company does not infringe a patent, U.S. trademark registration, U.S. service mark registration or copyright of a third party and
(ii) no party has asserted a claim against the Company that the Company infringes a patent, trademark, copyright, trade name or trade secret of a third party.

            SECTION 3.14 Contracts and Other Agreements. Schedule 3.14 hereto sets forth, as of the date of this Agreement, all contracts, commitments, understandings, arrangements and other agreements to which the Company is a party or by or to which any of the Company's properties are bound or subject (collectively, the "Contracts"), except (i) Contracts made in the ordinary course of business of the Company and involving the payment to or by the Company of less than $30,000 with respect to any one contract or $50,000 with respect to any related Contracts and (ii) any Contract that is terminable by the Company upon not more than 30 days notice and with the payment of a termination penalty, if any, not exceeding $25,000. There have been delivered or made available to Purchaser true and complete copies of all the Contracts and other agreements set forth on Schedule 3.14 or on any other Schedule. All of the Contracts are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, and the Company has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder, and is not in default in any material respect under any of them, nor, to Seller's knowledge, is any other party to any Contract in default thereunder, nor, to Seller's knowledge, does any condition exist that with notice or lapse of time or both would constitute a default thereunder that would give the other party thereto the right to terminate such Contract. Except as separately identified on Schedule 3.14, no approval or consent of any person is needed in order that the Contracts set forth on Schedule 3.14 or on any other Schedule continue in full force and effect following the consummation of the Transactions. Seller will not cause or permit the Company, between the date hereof and the Closing Date, without Purchaser's prior written consent, to become a party to any Contract of the types listed in this Section 3.14 (other than contracts with bona fide third parties entered into in the ordinary course of the Company's business on terms commercially reasonable within the industry or on terms similar to those contained in Contracts currently in effect to which the Company is a party), or make or permit the amendment or termination (other than in the ordinary course and excluding the termination of Contracts by their terms) of any Contract listed on Schedule 3.14.

            SECTION 3.15 Insurance. Attached hereto as Schedule 3.15 is a list of all policies of insurance covering the Company (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). True copies of all such policies have been made available by the Company to Purchaser. Such policies will be maintained in effect until and at the Closing Date. To the best knowledge of Seller, the Company has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion.

            SECTION 3.16 Litigation; Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental, administrative or regulatory body or arbitration or mediation tribunal against or involving the Company. Except as set forth in Schedule 3.16 attached hereto, there are no actions, suits or claims or legal, administrative, regulatory, governmental or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving the Company or any of its properties or assets or Seller, nor, to the knowledge of Seller, are there any grounds therefor, that individually or in the aggregate, could have a material adverse effect upon the transactions contemplated hereby or upon the assets, properties, business, operations, or condition (financial or otherwise) of the Company or Seller. There are no actions, suits or claims or legal, administrative, regulatory, governmental or arbitral proceedings pending or threatened that would give rise to any right of indemnification on the part of any director or officer of the Company, or the heirs, executors or administrators of such director or officer, against the Company or any successor to the Business.

            SECTION 3.17 Operations of the Company. (a) Except as set forth on
Schedule 3.17 hereto, since May 31, 1999, the Company has not:

            (i) amended its Certificate of Incorporation or By-laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

            (ii) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock;

            (iii) entered into or amended any employment agreement (other than employment agreements or at will employment arrangements entered into or amended in the ordinary course of the Company's business), entered into or amended any agreement with any labor union or association representing any employee, adopted, entered into, or amended any employee benefit plan;

            (iv) incurred any indebtedness for borrowed money;

            (v) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

            (vi) materially reduced its cash or short term investments or their equivalent;

            (vii) waived any right of material value to its business;

            (viii) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

            (ix) materially changed any of its business policies;

            (x) except for the Payne Employment Agreement (as defined below) to be executed at the Closing, approved, granted or paid any wage or salary increase in excess of $25,000 per annum, or any bonus in excess of $5,000, or any increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents, brokers, independent contractors or other representatives, or any accrual for or commitment or agreement to make or pay the same;

            (xi) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents, brokers, independent contractors or other representatives (other than travel, entertainment or business expense advances made in the ordinary course of business), or made any other loan or advance otherwise than consistently with past practice in the ordinary course of business;

            (xii) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, consultants, agents, brokers, independent contractors or other representatives, other than payments or commitments to pay persons other than its officers, directors or shareholders made in the ordinary course of business;

            (xiii) entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties (except in the ordinary course of business); granted or suffered any lien or other encumbrance on any of its assets or properties; entered into (except in the ordinary course of business) or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

            (xiv) except in the ordinary course of business and in amounts less than $10,000 in each case, incurred or assumed any Liability;

            (xv) made any acquisition of or entered into any agreement to acquire all or any part of the assets, properties, capital stock or business of any other person;

            (xvi) failed to pay timely any of its material liabilities in accordance with their terms or otherwise in the ordinary course of business; and

            (xvii) except in the ordinary course of business, entered into any other material contract or other agreement or other material transaction.

                  (b) The Company will not, between the date hereof and the Closing, without the prior written consent of Purchaser, do any of the things listed in clauses (i) through (xvii) of Section 3.17(a), except that on or before the Closing Date Seller shall cause the Company to repay in full all outstanding loans to shareholders and all employee loans, other than customary business expense advances, shall be repaid to the Company or written- off as an asset.

            SECTION 3.18 Compliance with Laws. The Company is not in default under or in violation of any applicable order, judgment, injunction, award or decree, of any material applicable federal, state, or local statute, law, ordinance, rule or regulation, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA",) or the provisions of any franchise or license, or of any other material requirement of any governmental, regulatory, administrative or industry body, court or arbitrator applicable to the Company or the Business. The Company is not in default under or in violation of any provisions of its certificate of incorporation or its by-laws, or any material instrument, contract, mortgage, indebtedness, indenture or other agreement to which the Company is a party or by or to which the Company or any of its assets or properties may be bound or subject.

            SECTION 3.19 Licenses, Permits and Certificates. The Company has all material licenses, permits, certificates, authorizations, approvals and consents required by any governmental authority to legally operate the Business and such licenses, permits, certificates, authorizations, approvals and consents are listed on Schedule 3.19. No governmental, regulatory or industry permits, consents, waivers, approvals or authorizations are necessary in connection with the consummation of the Transactions or to permit the Company to conduct the Business after the Closing in the manner and to the extent presently conducted.

            SECTION 3.20 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Seller and the consummation by the Seller of the Transactions will not (a) result in a violation of the Company's Certificate of Incorporation or By-laws, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party, or (c) result in a violation of any law, rule, regulation, by-law, directive, order, judgment or decree (including federal, state, provincial and municipal securities laws and regulations) applicable to the Company or by which any of its property or assets is bound or affected, except to the extent that matters within clauses (b) and (c) immediately above would not have a material adverse effect on the business properties, assets, operations, liabilities, financial condition or prospects of the Company, or the ability of the Seller to perform this Agreement and the other Transaction Documents.

            SECTION 3.21 Labor Agreements, Employee Benefit Plans, and Employment Agreements. Except as set forth on Schedule 3.21 attached hereto and except for the Wall Street Strategies, Inc. Profit Sharing Plan and Trust, effective as of January 1, 1996, a true and correct copy of which has been provided to Purchaser (the "Company Profit Sharing Plan"), the Company is not a party to (a) any union collective bargaining, works council, or similar agreement or arrangement, (b) any qualified or non-qualified pension, retirement, severance, profit-sharing, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement, (c) any plan or policy providing for employee benefits, including but not limited to vacation, disability, sick leave, medical, hospitalization, life and other insurance plans, and related benefits, or (d) any employment agreement. The Company is not presently a party to any "employee leasing" agreement or arrangement, nor does the Company have any liability in respect of any such agreement or arrangement to which it was, at any time, a party, but which is no longer in effect.

            SECTION 3.22 Books and Records. The books of account and other corporate records of the Company made or to be made available to Purchaser in connection with the Transactions and the due diligence inquiries made by Purchaser in connection herewith, are in all respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are accurately reflected on the financial statements of the Company furnished or to be furnished hereunder by Seller to Purchaser..

            SECTION 3.23 Accounts Receivable. All accounts receivable of the Company that are reflected on the Company Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable"), represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The reserves shown on the Company Interim Balance Sheet or on the accounting records of the company as of the Closing Date with respect to the Accounts Receivable are adequate consistent with past practice. There is no contest, claim, or right of set-off in any agreement with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

            SECTION 3.24 Stock Restrictions. Seller acknowledges and understands that: (a) the Exchange Shares shall not be registered under either United States federal or state securities laws or other securities laws of any other jurisdiction, but are expected to be issued under and in reliance upon exemptions from registration provided by Section 4(2) and other provisions of the Securities Act of 1933, as amended (the "Act"), and regulations promulgated thereunder; (b) while Purchaser may undertake to register certain of its Purchaser Common Stock for public sale in the future, it has made no decision or commitment to do so, has no present intention either to do so or to consider such a registration, and, in any event, is under no obligation to do so with respect to the Exchange Shares, except as contemplated in that certain Registration Rights Agreement between Purchaser and Seller to be entered into at the Closing in accordance with Section 7.9 hereof; (c) if in fact Purchaser undertakes to register any of its Purchaser Common Stock for public sale in the future, there would be no assurance that it would be successful in causing such registration to occur; (d) an exemption from registration with respect to the Exchange Shares may not be available under the Securities Act or may not permit Seller to transfer the Exchange Shares in the amounts or at the times desired by Seller; (e) and, as a result of the foregoing, the Exchange Shares may be required to be held by Seller indefinitely. Seller further acknowledges that each certificate evidencing Exchange Shares shall contain a legend identical to or substantially to the effect of the following:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE SHARES OR OF AN OPINION OF COUNSEL TO THE CORPORATION THAT SUCH TRANSFER WILL NOT REQUIRE REGISTRATION OF SUCH SHARES UNDER THE ACT.

            SECTION 3.25 Purchase for Investment, Etc.. Seller represents and warrants that: (a) Seller is acquiring and will acquire the Exchange Shares for his own account for investment only and not with a view to, or for sale in connection with, a distribution within the meaning of the Securities Act; (b) he has no present intention of selling or otherwise disposing of any portion of the Exchange Shares; (c) he has had access to all information regarding Purchaser and its present and prospective business, assets, liabilities and financial condition and the backgrounds of the principals of Purchaser, as he has deemed material to making the decision to acquire the Exchange Shares and has been afforded the opportunity to ask questions of and receive answers from senior management of Purchaser concerning present and prospective business prospects of Purchaser; (d) he has fully considered this information in valuing Purchaser and assessing the merits of the Transactions and is satisfied with the consideration he is receiving hereunder for the Purchased Shares; (e) he recognizes that there may be no future market for resale of the Exchange Shares; (f) he has knowledge in business and financial matters and accordingly is capable of evaluating and has evaluated the merits of the Transactions; (g) he has made the determination to enter into the Transactions based upon his own independent evaluation and assessment of the value of Purchaser and its present and prospective business prospects and has not relied on, or been induced to enter into this Agreement on account of, any representation or warranty of any kind or nature, whether oral or written, express or implied, except for such representations and warranties of Purchaser as are specifically set forth in this Agreement; and (h) he is financially capable of bearing a total loss of his investment in the Exchange Shares.

            SECTION 3.26 Ownership of the Purchased Shares. (a) Seller owns the Purchased Shares, both legally and beneficially, free and clear of any and all liens, charges or encumbrances of any kind or nature whatsoever; (b) Seller is not bound by or subject to any voting trust arrangement, proxy, voting agreement, shareholder agreement, purchase agreement or other agreement or understanding (i) granting any option, warrant or other right to purchase all or any of the Purchased Shares to any person, (ii) restricting the right of Seller to sell or convey the Purchased Shares, or (iii) otherwise restricting any rights of Seller with respect to the Purchased Shares (including restrictions as to the voting or disposition of the Purchased Shares); (c) Seller has the absolute and unrestricted right, power and capacity to sell, assign and transfer the Purchased Shares; and (d) upon transfer to Purchaser of the Purchased Shares hereunder,

Purchaser will acquire good and valid title to the Purchased Shares, free and clear of any liens, charges or encumbrances.

            SECTION 3.27 Finders and Investment Bankers. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

            SECTION 3.28 Full Disclosure. All documents and other papers delivered by or on behalf of Seller relating to Seller and the Company in connection with this Agreement and the Transactions are, to the best of Seller's knowledge, authentic and true and complete in all material respects. No representation or warranty of Seller contained in this Agreement, and no document or other paper furnished by or on behalf of Seller or the Company pursuant to this Agreement or in connection with the Transactions, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made in the context in which made, not false or misleading. To Seller's best knowledge, there is no fact that Seller has not disclosed to Purchaser that materially adversely affects, or so far as Seller can now foresee, will materially adversely affect, the Business or the assets, properties, operations or condition (financial or otherwise) of the Company or the ability of Seller to perform this Agreement.

                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to Seller as follows:

            SECTION 4.1 Due Incorporation and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada, and has all requisite power and authority to own, lease and operate its assets, properties and business and to conduct its business as now being and as heretofore conducted. Purchaser is not qualified to do business as a foreign corporation in any jurisdiction, and is not doing business in any jurisdiction, where qualification is required or the failure to qualify would have a material adverse effect on the business or operations of Purchaser.

            SECTION 4.2 Authority to Execute and Perform Agreements. Purchaser has full authority to execute and deliver this Agreement and the other Transaction Documents, and the consummation of the Transactions have been duly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered and is the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Purchaser of this Agreement in accordance with its terms and conditions will not require the approval, consent of, waiver, order or authorization of, notification to, or registration, declaration or filing with, any federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person.

            SECTION 4.3 Subsidiaries and Affiliates. Purchaser does not, directly or indirectly, own any shares of stock or other equity interest (including any form of profit participation) in, has not made any investment in, and does not control or have any proprietary interest in any corporation, partnership, joint venture or other business association or entity. Schedule 4.3 annexed hereto sets forth the name of each of Purchaser's affiliates (other than subsidiaries), including joint venture affiliates (incorporated and unincorporated), and the nature of the affiliation.

            SECTION 4.4 Officers and Directors. Attached hereto as Schedule 4.4 is a true and correct list of the officers and directors of Purchaser.

            SECTION 4.5 Articles of Incorporation and By-Laws. Purchaser has delivered to Seller true and complete copies of its certificate of incorporation and by-laws as in effect on the date hereof, which instruments shall not be or have been amended between the dates thereof and the Closing Date.

            SECTION 4.6 Capitalization. (a) The total authorized capital stock of Purchaser consists of (i) 50,000,000 shares of Common Stock, par value $0.001 per share, of which 15,358,205 shares are issued and outstanding, validly issued, fully paid and non-assessable, and (ii) 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding. Except as set forth in Schedule 4.6 annexed hereto, there are no authorized or outstanding options, warrants, subscription calls, rights (including preemptive rights and rights to demand registration under the Securities Act), commitments, conversion rights, plans or other agreements of any character obligating Purchaser to authorize, issue, deliver, sell or redeem any shares of its capital stock or any securities convertible into or evidencing the right to purchase any shares of such stock.

            (b) The Exchange Shares to be issued pursuant to this Agreement, in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

            SECTION 4.7 Financial Statements.

                  (a) Annexed hereto as Schedule 4.7 (a) are the audited balance sheets of the Company as at June 30, 1998 and 1997, and the related combined statements of operations, shareholders' equity (deficit) and cash flows for the year ended June 30, 1998 and the period from December 12, 1996 through June 30, 1997, together with the report thereon (qualified with respect to continuation as a going concern) of Gelfand Hochstadt Pangburn & Co. ("GHPC"), certified public accountants (collectively, the "Purchaser's Audited Financials").

                  (b) Annexed hereto as Schedule 4.7 (b) is the unaudited balance sheet of Purchaser as at June 30, 1999 ( the "Purchaser Unaudited Balance Sheet"). Since March 31, 1999, Purchaser has been inactive except for maintaining its corporate existence, seeking business opportunities and negotiating this Agreement.

                  (c) At or prior to the Closing Date, Purchaser will have furnished Seller with the audited balance sheet of Purchaser as at June 30, 1999 and the related statements of operations, shareholders' equity (deficit) and cash flow as at and for the year then ended, together with the unqualified opinion thereon (except with respect to being a "going concern") of GHPC (collectively, the "Purchaser 1999 Financials)."

                  (d) The Purchaser Audited Financials and the Purchaser Unaudited Balance Sheet are, and the Purchaser 1999 Financials will be, (i) in accordance with the books and records of Purchaser, (ii) correct and complete,
(iii) fairly present the financial position and results of operations of Purchaser as of the dates indicated, and (iv) prepared in accordance with GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim and unaudited year-end financials are subject to normal year-end audit adjustments which in the aggregate will not have a material adverse effect on the business properties, assets, operations, liabilities, financial condition or prospects of Purchaser).

            SECTION 4.8 Liabilities. Except as set forth on Schedule 4.8 annexed hereto, as of the date hereof, Purchaser has no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known, or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought ("Liabilities"), other than (i) Liabilities fully and adequately reflected or reserved against on the Purchaser Unaudited Balance Sheet, and (ii) Liabilities incurred since June 30, 1999 in the ordinary course of business. Purchaser has no knowledge of any past or existing circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Purchaser, or any successor to its business except in the ordinary course of business or as otherwise set forth on Schedule 4.8. Purchaser will not between the date hereof and the Closing Date, without the prior written consent of Seller, incur or become subject to, or agree to incur or become subject to, any Liabilities except current liabilities and obligations incurred in the ordinary course of business or as contemplated by this Agreement or any exhibit or schedule hereto.

            SECTION 4.9 Tax Matters. Purchaser has filed all federal, state, county and local income tax, franchise tax, real and personal property tax, payroll tax, occupation tax, sales tax, excise tax, and other tax returns which they are required to file, the failure to file which would materially adversely affect the assets, properties, business, operations or financial condition or prospects of Purchaser, and has paid or provided for all taxes shown on such returns, and all deficiencies or other assessments of tax, interest or penalties which have been served on or delivered to Purchaser. There are no claims against Purchaser with respect to federal, state, county, local, foreign or other taxes. The federal income tax returns of Purchaser have never been audited by the Internal Revenue Service. Purchaser knows of no unassessed tax deficiency proposed or threatened against it. No audit of any tax return of Purchaser is in progress. There are not in force any extensions of time with respect to the date on which any tax return was or is due to be filed by Purchaser or any waivers or agreements by Purchaser for an extension of time for the assessment or payment of any tax.

            SECTION 4.10 Real and Personal Property - Leased to Purchaser. Purchaser is not a party to or otherwise bound by any lease of real or personal property.

            SECTION 4.11 Title. Purchaser does not own any assets other than cash or cash equivalents.

            SECTION 4.12 Intangible Property.

                  (a) Purchaser does not own any patents, patent applications, trademark and service mark registrations or registration applications, U.S. copyright registrations or registration applications. Purchaser is not a party to or otherwise bound by any confidentiality, nondisclosure or license agreements granting rights under one or more patents, patent applications, trademark or service registrations and registration applications, U.S. copyright registrations or registration applications by or to Purchaser.

                  (b) (i) Purchaser does not infringe a patent, U.S. trademark registration, U.S. service mark registration or copyright of a third party and
(ii) no party has asserted a claim against Purchaser that Purchaser infringes a patent, trademark, copyright, trade name or trade secret of a third party.

            SECTION 4.13 Contracts and Other Agreements. Schedule 4.13 annexed hereto sets forth, as of the date of this Agreement, all contracts, commitments, understandings, arrangements and other agreements to which Purchaser is a party or by or to which any of Purchaser's properties are bound or subject (collectively also referred to herein as the "Contracts"). There have been delivered or made available to Seller true and complete copies of all the Contracts and other agreements set forth on Schedule 4.13 or on any other Schedule. All of the Contracts are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, and Purchaser has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder, and is not in default in any material respect under any of them, nor, to Purchaser's knowledge, is any other party to any Contract in default thereunder, nor, to Purchaser's knowledge, does any condition exist that with notice or lapse of time or both would constitute a default thereunder that would give the other party thereto the right to terminate such Contract. Except as separately identified on Schedule 4.13, no approval or consent of any person is needed in order that the Contracts set forth on Schedule 4.13 or on any other Schedule continue in full force and effect following the consummation of the Transactions. Purchaser will not, between the date hereof and the Closing Date, without Seller's prior written consent, become a party to any Contract or make or permit the amendment or termination (other than in the ordinary course and excluding the termination of Contracts by their terms) of any Contract listed on
Schedule 4.13.

            SECTION 4.14 Litigation; Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental, administrative or regulatory body or arbitration or mediation tribunal against or involving Purchaser. There are no actions, suits or claims or legal, administrative, regulatory, governmental or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving Purchaser or any of its properties or assets, nor, to the knowledge of Purchaser, are there any grounds therefor, that individually or in the aggregate, could have a material adverse effect upon the transactions contemplated hereby or upon the assets, properties, business, operations, or condition (financial or otherwise) of Purchaser. There are no actions, suits or claims or legal, administrative, regulatory, governmental or arbitral proceedings pending or threatened that would give rise to any right of indemnification on the part of any director or officer of Purchaser, or the heirs, executors or administrators of such director or officer, against Purchaser or any successor to its business.

            SECTION 4.15 Operations of Purchaser. (a) Except as set forth on
Schedule 4.15 hereto, since June 30, 1999, Purchaser has not:

            (i) amended its Certificate of Incorporation or By-laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or the character of its business;

            (ii) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock;

            (iii) entered into or amended any employment agreement (other than employment agreements or at will employment arrangements entered into or amended in the ordinary course of the Company's business), entered into or amended any agreement with any labor union or association representing any employee, adopted, entered into, or amended any employee benefit plan;

            (iv) incurred any indebtedness for borrowed money;

            (v) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

            (vi) materially reduced its cash or short term investments or their equivalent;

            (vii) waived any right of material value to its business;

            (viii) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

            (ix) materially changed any of its business policies;

            (x) approved, granted or paid any wage or salary increase in excess of $25,000 per annum, or any bonus in excess of $5,000, or any increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents, brokers, independent contractors or other representatives, or any accrual for or commitment or agreement to make or pay the same;

            (xi) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents, brokers, independent contractors or other representatives (other than travel, entertainment or business expense advances made in the ordinary course of business), or made any other loan or advance otherwise than consistently with past practice in the ordinary course of business;

            (xii) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, consultants, agents, brokers, independent contractors or other representatives, other than payments or commitments to pay persons other than its officers, directors or shareholders made in the ordinary course of business;

            (xiii) entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties (except in the ordinary course of business); granted or suffered any lien or other encumbrance on any of its assets or properties; entered into (except in the ordinary course of business) or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

            (xiv) except in the ordinary course of business and in amounts less than $10,000 in each case, incurred or assumed any Liability;

            (xv) made any acquisition of or entered into any agreement to acquire all or any part of the assets, properties, capital stock or business of any other person;

            (xvi) failed to pay timely any of its material liabilities in accordance with their terms or otherwise in the ordinary course of business; and

            (xvii) except in the ordinary course of business, entered into any other material contract or other agreement or other material transaction.

                  (b) Purchaser will not, between the date hereof and the Closing, without the prior written consent of Seller, do any of the things listed in clauses (i) through (xvii) of Section 4.15(i).

            SECTION 4.16 Compliance with Laws. Purchaser is not in default under or in violation of any applicable order, judgment, injunction, award or decree, of any material applicable federal, state, or local statute, law, ordinance, rule or regulation including, without limitation, ERISA or the provisions of any franchise or license, or of any other material requirement of any governmental, regulatory, administrative or industry body, court or arbitrator applicable to Purchaser. Purchaser is not in default under or in violation of any provisions of its certificate of incorporation or its by-laws, or any material instrument, contract, mortgage, indebtedness, indenture or other agreement to which Purchaser is a party or by or to which Purchaser or any of its assets or properties may be bound or subject.

            SECTION 4.17 Licenses, Permits and Certificates. Purchaser has all material licenses, permits, certificates, authorizations, approvals and consents required by any governmental authority to legally operate and such licenses, permits, certificates, authorizations, approvals and consents are listed on
Schedule 4.17. No governmental, regulatory or industry permits, consents, waivers, approvals or authorizations are necessary in connection with the consummation of the Transactions

            SECTION 4.18 No Conflicts. The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation by Purchaser of the Transactions will not (a) result in a violation of Purchaser's Certificate of Incorporation or By-laws, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which Purchaser is a party, or (c) result in a violation of any law, rule, regulation, by-law, directive, order, judgment or decree (including federal, state, provincial and municipal securities laws and regulations) applicable to Purchaser or by which any of its property or assets is bound or affected, except to the extent that matters within clauses (b) and (c) immediately above would not have a material adverse effect on the business properties, assets, operations, liabilities, financial condition or prospects of Purchaser, or the ability of Purchaser to perform this Agreement and the other Transaction Documents.

            SECTION 4.19 Labor Agreements, Employee Benefit Plans and Employment Agreements. Except as set forth on Schedule 4.19 attached hereto, Purchaser is not a party to (a) any union collective bargaining, works council, or similar agreement or arrangement, (b) any qualified or non-qualified pension, retirement, severance, profit-sharing, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement, oral or written, whether legally binding or not, (c) any plan or policy providing for employee benefits, including but not limited to vacation, disability, sick leave, medical, hospitalization, life and other insurance plans, and related benefits, or (d) any employment agreement. Purchaser is not presently a party to any "employee leasing" agreement or arrangement, nor does Purchaser have any liability in respect of any such agreement or arrangement to which it was, at any time, a party, but which is no longer in effect.

            SECTION 4.20 Books and Records. The books of account and other corporate records of Purchaser made or to be made available to Seller in connection with the Transactions and the due diligence inquiries made by Seller in connection herewith, are in all respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are accurately reflected on the financial statements furnished or to be furnished hereunder by Purchaser to Seller.

            SECTION 4.21 Stock Restrictions. Purchaser acknowledges and understands that the Purchased Shares shall not be registered under either United States federal or state securities laws or other securities laws of any other jurisdiction, but are expected to be transferred to Purchaser under and in reliance upon exemptions from registration provided by Section 4(2) and other provisions of the Securities Act, as amended and regulations promulgated thereunder. Purchaser further acknowledges that the certificate(s) evidencing its ownership of shares in the Company following the acquisition of the Purchased Shares in accordance herewith, shall contain a legend identical to or substantially to the effect of the following:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE SHARES OR OF AN OPINION OF COUNSEL TO THE CORPORATION THAT SUCH TRANSFER WILL NOT REQUIRE REGISTRATION OF SUCH SHARES UNDER THE ACT.

            SECTION 4.22 Purchase for Investment. Purchaser: (a) is acquiring and will acquire the Purchased Shares for its own account for investment only and not with a view to, or for sale in connection with, a distribution within the meaning of the Securities Act; (b) has no present intention of selling or otherwise disposing of any portion of the Purchased Shares; (c) has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition and the backgrounds of its principals, as it has deemed material to making the decision to acquire the Purchased Shares and has been afforded the opportunity to ask questions of and receive answers from senior management of the Company concerning present and prospective business prospects of the Company; (d) has fully considered this information in valuing the Company and assessing the merits of the Transaction and is satisfied with the consideration it is receiving hereunder for the Exchange Shares; (e) has knowledge in business and financial matters and accordingly is capable of evaluating and has evaluated the merits of the transactions contemplated hereby, and (f) has made the determination to enter into the Transactions based upon its own independent evaluation and assessment of the value of the Company and its present and prospective business prospects and has not relied on, or been induced to enter into this Agreement on account of, any representation or warranty of any kind or nature, whether oral or written, express or implied, except for such representations and warranties of Seller as are specifically set forth in this Agreement.

            SECTION 4.23 Ownership of the Exchange Shares. (a) Purchaser is not bound by or subject to any voting trust arrangement, proxy, voting agreement, shareholder agreement, purchase agreement or other agreement or understanding, except as contemplated hereunder, (i) granting any option, warrant or other right to purchase all or any of the Exchange Shares to any person, (ii) restricting the right of Purchaser to sell or convey the Exchange Shares, or
(iii) otherwise restricting any rights of Purchaser with respect to the Exchange Shares (including restrictions as to the voting or disposition of the Exchange Shares); (b) Seller has the absolute and unrestricted right, power and capacity to issue and sell the Exchange Shares, and (c) upon issuance to Seller of the Exchange Shares hereunder, Seller will acquire good and valid title to the Exchange Shares, free and clear of any liens, charges or encumbrances except as contemplated hereunder.

            SECTION 4.24 Finders and Investment Bankers. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

            SECTION 4.25 Absence of Certain Changes. Since June 30, 1999, there has been no material adverse change in the condition, financial or otherwise, of Purchaser, other than changes occurring in the ordinary course of business which changes have not, individually or in the aggregate, had a material adverse effect on the business properties, assets, operations, liabilities, financial condition or prospects of Purchaser and other than as set forth in Schedule 4.15 annexed hereto.

            SECTION 4.26 Insurance. Purchaser does not maintain any insurance.

            SECTION 4.27 Full Disclosure. All documents and other papers delivered by or on behalf of Purchaser in connection with this Agreement and the Transactions are, to the best of Purchaser's knowledge, authentic and true and complete in all material respects. No representation or warranty of Purchaser contained in this Agreement, and no document or other paper furnished by or on behalf of Purchaser pursuant to this Agreement or in connection with the Transactions, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made in the context in which made, not false or misleading. To Purchaser's best knowledge, there is no fact that Purchaser has not disclosed to Seller that materially adversely affects, or so far as Purchaser can now foresee, will materially adversely affect, the assets, properties, business, operations or condition (financial or otherwise) of Purchaser or the ability of Purchaser to perform this Agreement.

                                   ARTICLE 5.

                     COVENANTS AND AGREEMENTS OF THE PARTIES

            SECTION 5.1 Conduct of Business. (a) Between the date hereof and the Closing Date, except as otherwise contemplated in this Agreement, Seller shall cause the Company to conduct its business in the ordinary and usual course, and the Seller shall cause the Company to, without the prior consent of Purchaser, change in any material respect any business policy or practice or take any action which would violate Section 3.17 hereof.

                  (b) Between the date hereof and the Closing Date, except as otherwise contemplated in this Agreement, Purchaser shall conduct its business in the ordinary and usual course, and shall not, without the prior consent of Seller, change in any material respect any business policy or practice or take any action which would violate Section 4.15 hereof.

            SECTION 5.2 Access and Investigation. (a) Between the date hereof and the Closing Date, Seller will afford, and will cause the Company to afford, Purchaser and its directors, officers, employees, agents, consultants, advisors, or other representatives, including legal counsel, accountants, and financial advisors (collectively, "Representatives") full and free access, during normal business hours and at such other reasonable times as otherwise may be required under the circumstances, to the Company's personnel, properties, contracts, books, records and other existing documents and data as Purchaser may reasonably request.

            (b) Between the date hereof and the Closing Date, Purchaser will afford Seller and its Representatives full and free access, during normal business hours and at such other reasonable times as otherwise may be required under the circumstances, to Purchaser's personnel, properties, contracts, books, records and other existing documents and data as Seller may reasonably request.

            SECTION 5.3 Litigation. Between the date hereof and the Closing Date, Seller and Purchaser will promptly notify each other of any lawsuits, claims, proceedings or investigations which are threatened or commenced against either, or against any officer, employee, agent, consultant or director thereof, which may relate to, or affect the Business of the Company, the Purchaser, their respective assets, this Agreement or the Transactions.

            SECTION 5.4 Actions with Respect to Closing. Each of the parties hereto agrees to use its best efforts to bring about the satisfaction of the conditions precedent to the obligation of the other party hereto to effect the Closing (to the extent that such satisfaction is dependent on the actions on the part of the initial party of commission or omission) and to cause its covenants and agreements contained in this Agreement to be satisfied and performed hereunder.

            SECTION 5.5 Public Statement. Neither party hereto shall, without the prior consent of the other, make any public statement, announcement or release to trade publications or to the press, or make any statements to any competitor, customer or any third party, with respect to this Agreement except to the extent that either party is advised by its counsel that a public statement is required by law and then only upon prior notice to the other party.

            SECTION 5.6 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in any state or federal court of competent jurisdiction located in New York County, State of New York, United States, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Purchaser hereby appoints Bryan Cave LLP (Attn: Steven A. Saide, Esq.), at its offices at 245 Park Avenue, New York, New York 10167, and Seller hereby appoints Gusrae, Kaplan & Bruno (Attn.: Mark Astarita, Esq.), at its offices at 120 Wall Street, New York, NY 10005 (or at each such person's or entity's office at such other address as such person or entity hereafter furnishes to the other parties), as such party's authorized agent to accept and acknowledge on such party's behalf service of any and all process that may be served in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided

            SECTION 5.7 Expenses. Each of the parties to this Agreement shall, except as otherwise specifically provided herein, bear his and its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

            SECTION 5.8 Purchaser 1999 Financials. Purchaser hereby undertakes and agrees to cause to be prepared, at its sole cost and expense, and deliver to Seller as soon as reasonably practicable after the date hereof, but in any event, not later than three (3) business days prior to the Closing, the Purchaser 1999 Financials as provided in Section 4.7 (c) hereof.

            SECTION 5.9 Closing Date Balance Sheet; Closing Date Net Worth.

            (a) As soon as practicable following the Closing, but in any event within ninety (90) days after the Closing, Seller shall deliver to Purchaser the audited balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"), together with Seller's calculation of the net worth (i.e., total assets, net of allowances for doubtful accounts, accumulated depreciation and loans receivable from employees, minus total liabilities) of the Company as of the Closing Date as derived from the Closing Date Balance Sheet (the "Closing Date Net Worth"). The Closing Date Balance Sheet (i) shall be accompanied by the unqualified report thereon of Lilly, (ii) shall be in accordance with the books and records of the Company and (iii) shall present fairly the financial position of the Company as at the Closing Date in accordance with GAAP, with the application of GAAP to be consistent with its application in the financial statements of the Company furnished by Seller to Purchaser pursuant to this Agreement

            (b) The Closing Date Net Worth shall be determined from the Closing Date Balance sheet and shall be as proposed by Seller unless Purchaser within fifteen (15) days after receipt of the Closing Date Balance Sheet delivers to Seller a statement signed by Purchaser proposing adjustments to the Closing Date Net Worth. If Lilly and Purchaser's accountants,

GHPC, are unable to resolve the dispute regarding the Closing Date Net Worth within ten (10) days after Seller receives the written notice of proposed adjustments, Seller and Purchaser shall, as soon as reasonably possible thereafter, employ a firm of independent public accountants that is mutually acceptable to Seller and Purchaser, to examine the items about which a dispute exists. The determination of the disputed items by such firm shall be binding upon Seller and Purchaser. The cost of employing such firm shall be prorated between Seller and Purchaser in proportion to the amounts in dispute resolved against each of them.

                                   ARTICLE 6.

                       CONDITIONS TO PURCHASER OBLIGATIONS

            The obligations of Purchaser to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Purchaser to waive any one or more of such conditions:

            SECTION 6.1 Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement, including the Schedules hereto, and in the certificates to be delivered to Purchaser pursuant hereto and in connection herewith shall be true and correct in all material respects (except to the extent any such representations and warranties is already qualified as to materiality in Article 3, in which case, such representations and warranties shall be true and correct without further qualifications as to materiality under this Section 6.1) on the date hereof and on the Closing Date as though such representations and warranties were made on the Closing Date, except for representations and warranties made as of a specific date which shall be true and correct on the Closing Date as of such specific date.

            SECTION 6.2 Performance of this Agreement. Seller shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by him under the terms of this Agreement on or prior to the Closing Date.

            SECTION 6.3 Certificate of Seller. Purchaser shall have received a certificate signed by Seller, dated as of the Closing Date and subject to no qualification, certifying that the conditions set forth in Sections 6.1 and 6.2 hereof have been fully satisfied. Such certificate shall be deemed representations and warranties of Seller under this Agreement.

            SECTION 6.4 No Material Adverse Change. Purchaser shall have received a certificate signed by Seller to the effect that as of the Closing Date there has been no material adverse change in the financial condition, results of operations, business or prospects of the Company since May 31, 1999 or any material adverse change in the nature of the Business, the manner of conducting the Business or the prospects of the Business since such date, except as for the execution, delivery and performance of this Agreement and the other Transaction Documents.

            SECTION 6.5 Satisfactory Business Review. Purchaser shall have satisfied itself, after receipt and consideration of the Schedules and after Purchaser and its Representatives have completed the review of the Business and the Company contemplated by this Agreement, that none of the information revealed thereby or in the Company Audited Financials or the Company Interim Balance Sheet has resulted in, or in the opinion of Purchaser, may result in, a material adverse change in the assets, properties, business or condition (financial or otherwise) of the Company.

            SECTION 6.6 Governmental Permits and Approvals. All permits, including any environmental or regulatory consents or permits required for the lawful consummation of the Closing, shall have been obtained.

            SECTION 6.7 Third Party Consents. All consents, permits and approvals from parties to contracts or other agreements with the Company or with Seller that may be required in connection with the performance by Seller of his obligations under this Agreement or the continuance of such contracts or other agreements after the Closing shall have been obtained.

            SECTION 6.8 Voting Agreement. Seller shall have executed and delivered to Purchaser a Voting Agreement (the "Voting Agreement") in the form annexed hereto as Exhibit A, among Purchaser, Seller, Sigma Limited S.A. ("Sigma") Ian Rice ("Rice") and Corporate Communications Network, Inc. ("CNN").

            SECTION 6.9 Employment Agreement. Seller shall have executed and delivered an Employment Agreement (the "Payne Employment Agreement") in the form annexed as Exhibit B.

            SECTION 6.10 Charter Documents. Seller shall have delivered to Purchaser copies of the Company's Certificate of Incorporation, certified as true and complete as of a recent date by the appropriate governmental authority of the Company's jurisdiction of incorporation, and certified as true and complete as of the Closing Date by Seller.

            SECTION 6.11 By-Laws. Seller shall have delivered to Purchaser a copy of the Company By-Laws as in effect on the date of the Closing certified by Seller.

            SECTION 6.12 Good Standing. Seller shall have delivered to Purchaser certificates of good standing, existence or its equivalent with respect to the Company, certified as of a recent date by the appropriate governmental authority of the Company's jurisdiction of incorporation, and each other jurisdiction in which the failure to so qualify and be in good standing would have a material adverse effect on the Company and its Business.

            SECTION 6.13 Litigation. At the Closing Date no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought (i) to restrain, prohibit, invalidate or set aside (in whole or in part) the Transactions contemplated by this Agreement, (ii) to affect the right of Seller or the Company to operate or control, after the Closing Date, its respective assets, properties and businesses (in whole or in part) or (iii) to obtain damages or a discovery order in connection with this Agreement or the consummation of the Transactions contemplated hereby. On or before the Closing Date, the pending action brought by the Securities Exchange Commission against Members Service Corporation, the Company, Seller, et. al. shall have been settled or otherwise terminated with prejudice with respect to Seller and the Company and, as a result thereof, neither Seller nor the Company shall be suspended, barred or prohibited from engaging in the securities industry or acting as a investment advisor for any period of time.

            SECTION 6.14 Consulting Agreements. Purchaser shall have entered into a consulting agreement with each of Sigma and Corporate Communications Network Inc. substantially in the form of Exhibits C and D, respectively, attached hereto.

            SECTION 6.15 Company Profit Sharing Plan. On or prior to the closing Date, Seller shall have caused the Company to adopt an Adoption Agreement for the Datair Mass-Submitter Prototype Non-Standardized Profit Sharing Plan and Trust as a complete restatement of the Company Profit Sharing Plan and Seller shall have provided to Purchaser a true and correct copy of such restatement.

            SECTION 6.16 Company Quarterly Financials. Seller shall have provided Purchaser with the Company Quarterly Financials.

                                   ARTICLE 7.

                        CONDITIONS TO SELLER OBLIGATIONS

            The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

            SECTION 7.1 Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in this Agreement, including the Schedules hereto, and in the certificates to be delivered to Seller pursuant hereto and in connection herewith shall be true and correct in all material respects (except to the extent any such representations and warranties is already qualified as to materiality in Article 4, in which case, such representations and warranties shall be true and correct without further qualifications as to materiality under this Section 7.1) on the date hereof and on the Closing Date as though such representations and warranties were made on the Closing Date except for representation and warranties made as of a specific date which shall be the and correct on the Closing Date as of such specific date..

            SECTION 7.2 Performance of this Agreement. Purchaser shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

            SECTION 7.3 Certificate of Purchaser. Seller shall have received a certificate signed by Purchaser, dated as of the Closing Date and subject to no qualification certifying that the conditions set forth in Sections 7.1 and 7.2 hereof have been fully satisfied. Such certificate shall be deemed representations and warranties of Purchaser under this Agreement.

            SECTION 7.4 No Material Adverse Change. Seller shall have received a certificate, signed by a duly authorized officer of Purchaser, to the effect that as of the Closing Date there has been no material adverse change in the financial condition, results of operations, business or prospects of Purchaser since June 30, 1999 or any material adverse change in the nature of Purchaser's business, the manner of conducting such business or the prospects of the business since such date, except as associated with the execution, delivery and performance of this Agreement and the other Transaction Documents.

            SECTION 7.5 Satisfactory Business Review. Seller shall have satisfied himself, after Seller and his Representatives have completed the review of the Purchaser's business contemplated by this Agreement, that none of the information revealed thereby has resulted in, or in the opinion of Seller, may result in, a material adverse change in the assets, properties, business or condition (financial or otherwise) of Purchaser.

            SECTION 7.6 Governmental Permits and Approvals. All permits, including any environmental or regulatory consents or permits required for the lawful consummation of the Closing, shall have been obtained.

            SECTION 7.7 Third Party Consents. All consents, permits and approvals from parties to contracts or other agreements with Purchaser that may be required in connection with the performance by Purchaser of their respective obligations under this Agreement or the continuance of such contracts or other agreements after the Closing shall have been obtained.

            SECTION 7.8 Cancellation of Certain Outstanding Shares. On or before the Closing Date Purchase shall have delivered to Seller evidence reasonably satisfactory to Seller that an aggregate of 7,850,000 shares of the Purchaser Common Stock issued and outstanding as of the date hereof has been canceled.

            SECTION 7.9 Registration Rights Agreement. Purchaser shall have executed and delivered a Registration Rights Agreement (the "Registration Rights Agreement") in substantially the form annexed as Exhibit E.

            SECTION 7.10 Financing. Purchaser shall have cash reserves of not less than $3,000,000, and total assets exceeding total liabilities by at least $3,000,000. Purchaser shall have delivered to Seller a certificate, signed by a duly authorized officer of Purchaser, confirming such cash reserves and surplus, and such other documents or records as Seller may reasonably request to establish compliance with first sentence of this Section 7.10.

            SECTION 7.11 Certified Resolutions. Purchaser shall have delivered to Seller copies of board resolutions approving and adopting this Agreement and the other Transaction Documents and authorizing the Transactions, certified as true and correct by the Secretary of Purchaser.

            SECTION 7.12 Charter Documents. Purchaser shall have delivered to Seller copies of its Certificate of Incorporation, certified as true and complete as of a recent date by the appropriate governmental authority of Purchaser's jurisdiction of incorporation, and certified as true and complete as of the Closing Date by the Secretary of Purchaser.

            SECTION 7.13 By-Laws. Purchaser shall have delivered to Seller a copy of the By-Laws certified by the secretary of Purchaser as of the Closing Date to be true and correct and in full force and effect as of the Closing Date.

            SECTION 7.14 Good Standing. Purchaser shall have delivered to Seller certificates of good standing, existence or its equivalent with respect to Purchaser, certified as of a recent date by the appropriate governmental authority of Purchaser's jurisdiction of incorporation, and each other jurisdiction in which the failure to so qualify and be in good standing would have a material adverse effect on Purchaser and its business.

            SECTION 7.15 Purchaser Deliveries. Purchaser shall have delivered to Seller all shareholder records of Purchaser and a true and complete copy of Purchaser's corporate minute books.

            SECTION 7.16 Litigation. At the Closing Date no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought (i) to restrain, prohibit, invalidate or set aside (in whole or in part) the Transactions contemplated by this Agreement, (ii) to affect the right of Purchaser to operate or control, after the Closing Date, its assets, properties and businesses (in whole or in part) or (iii) to obtain damages or a discovery order in connection with this Agreement or the consummation of the Transactions contemplated hereby.

            SECTION 7.17 Voting Agreement. Purchaser, Sigma, Rice and CCN shall have executed and delivered the Voting Agreement to Seller.

            SECTION 7.18 Employment Agreement. Purchaser and the Company shall have executed and delivered the Payne Employment Agreement to Seller.

                                   ARTICLE 8.

                            INDEMNIFICATION; SURVIVAL

            SECTION 8.1 Obligation of Seller to Indemnify. (c) Seller agrees to indemnify, defend and hold harmless Purchaser and its stockholders as of the date of this Agreement and their respective directors, officers, heirs, legal representatives, successors and assigns, from and against all losses, liabilities, damages, deficiencies, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement, fines, and reasonable costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements and reasonable investigative costs) (collectively, "Losses") based upon, arising out of or otherwise in respect of (i) any breach in any of the representations and warranties of Seller set forth in Article 3 hereof, (ii) any breach in any of the representations and warranties of Seller set forth in any other provision hereof, and (iii) any breach or non-fulfillment of any of the covenants or agreements of Seller contained in this Agreement.

            SECTION 8.2 Obligation of Purchaser to Indemnify. Purchaser agrees to indemnify, defend and hold harmless Seller, and his heirs, legal representatives, successors and assigns, from and against any Losses based upon, arising out of or otherwise in respect of (i) any breach in any of the representations and warranties of Purchaser set forth in Article 4 hereof, (ii) any breach in any of the representations and warranties of Purchaser set forth in any other provision hereof and (iii) any breach or nonfulfillment of any covenant or agreement of Purchaser contained in this Agreement.

            SECTION 8.3 Claims Notice. Each party hereto (an "Indemnified Party") shall, promptly upon becoming aware of any event or circumstance (an "Indemnifiable Event") which, in his or its reasonable judgment, may result in a Loss for which the Indemnified Party could assert a right of indemnification against any other party (or parties) hereto (the "Indemnifying Party") under this Article 8, give notice thereof (the "Claims Notice") to the Indemnifying Party (but the obligations of the Indemnifying Party under this Article 8 shall not be impaired by the Indemnified Party's failure to give such notice, except to the extent that said failure actually prejudices the rights of the Indemnifying Party). The Claims Notice shall describe the Indemnifiable Event in reasonable detail, shall indicate whether the Indemnifiable Event involves a "Third Party Claim" (defined below), and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party. In such event, the Indemnifying Party shall, within fifteen (15) business days after receipt of the Claims Notice, give notice to the Indemnified Party of whether he or it intends to dispute the claim described in the Claims Notice (the "Response Notice"). If the Indemnifying Party timely disputes the Claims Notice as provided above, the Indemnified Party shall, for a period of not more than fifteen (15) business days after receipt of the Response Notice (or less, if the nature of the Indemnifiable Event so requires), seek out a negotiated settlement of the dispute with the Indemnifying Party and shall refrain during that period from commencing any judicial proceeding or other action to enforce this Article 8. If, despite their good faith negotiations, the parties are unable to resolve the dispute within the aforesaid period (or if the Indemnifying Party fails to timely give the Response Notice), the Indemnified Party shall be free to exercise all rights and remedies available to him or it hereunder, at law in equity or otherwise to enforce his or its rights under this
Article 8. As used herein, "Third Party Claim" means any demand, claim or circumstance which, with the lapse of time or otherwise, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation against the Indemnified Party by any other person.

            SECTION 8.4 Opportunity to Defend Against Third Party Claims. If the Claims Notice relates to a Third Party Claim, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, such Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall within 30 business days (or sooner, if the nature of the Third Party Claim so requires) after his or its receipt of the Claims Notice, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend such Third Party claim, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. The Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party to the extent of any indemnification provided by the Indemnifying Party to the Indemnified Party.

            SECTION 8.5 Limitation on Indemnification. Indemnified Parties hereunder shall be entitled to receive indemnification under this Article 8 only if and to the extent the aggregate amount of indemnification due to such Indemnified Parties hereunder exceeds the lesser of $150,000 or the Closing Date Net Worth in the case where Purchaser is the Indemnified Party, and $20,000 in the case where Seller is the Indemnified Party. The maximum aggregate liability of Seller on the one hand, and Purchaser on the other hand, shall be $ 350,000.

            SECTION 8.6 Survival. Notwithstanding the investigations by the parties hereto of each other's affairs, and notwithstanding any knowledge of facts determined or determinable by such parties pursuant to such investigation, each of Seller and Purchaser shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement. The representations and warranties of the parties contained herein shall survive the Closing (i) to the extent contained in
Section 3.24, 3.25, 3.26, 4.21 and 4.22 and 4.23 hereof, for the duration of the applicable statute of limitations, (ii) to the extent relating to any other matter, for twelve (12) months following the Closing. A claim for indemnification hereunder must be asserted by a party seeking indemnification within the respective period of survival.

            SECTION 8.7 Indemnification Exclusive Remedy. The parties hereto acknowledge and confirm that, except in the event of fraud, the indemnification procedures described in this Article 8 shall be the sole and exclusive remedies available to them for any breach or non-fulfillment of the representations, warranties, covenants, agreements and other provisions of this Agreement.

                                   ARTICLE 9.

                                   TERMINATION

            SECTION 9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

            (a) By mutual consent of Seller and Purchaser; or

            (b) By Seller if any of the conditions set forth in Section 7 hereof shall have become incapable of fulfillment, and shall not have been waived by Seller; or

            (c) By Purchaser if any of the conditions set forth in Section 6 hereof shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

            (d) By Purchaser or Seller if the Closing has not occurred on or before September 30, 1999.

            SECTION 9.2 Effects of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.7 relating to expenses.

                                   ARTICLE 10.

                                  MISCELLANEOUS

            SECTION 10.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three (3) days after the date of deposit in the mails, as follows:

            (i)   if to Seller, to:

                  Charles V. Payne
                  237 Elm Avenue
                  Teaneck, NJ  07666

                  with a copy to:

                  Mark Astarita, Esq.
                  Gusrae, Kaplan & Bruno
                  120 Wall Street
                  New York, NY 10005
                  Fax No. (212) 809-5449

            (ii)  if to Purchaser, to:

                  Vacation Emporium Corporation
                  90 Madison Street
                  Suite 707
                  Denver, Colorado  80206

            with a copy to:

            Steven A. Saide, Esq.
            Bryan Cave LLP
            245 Park Avenue
            New York, New York 10167
            Fax No. (212) 692-1900

            Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

            SECTION 10.2 Entire Agreement. This Agreement (including the schedules and exhibits) and the agreements referred to herein and/or executed in connection with the consummation of the Transactions contemplated herein contain the entire agreement among the parties with respect to the exchange of the Purchased Shares for the Exchange Shares and the related transactions, and supersede all prior agreements, written or oral, with respect thereto.

            SECTION 10.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the parties waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

            SECTION 10.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State (without giving effect to conflicts of law principles thereof).

            SECTION 10.5 Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. Nothing contained herein is intended or shall be construed as creating third party beneficiaries to this Agreement. This Agreement is not assignable except by operation of law.

            SECTION 10.6 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

            SECTION 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

            SECTION 10.8 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

            SECTION 10.9 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

            IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                    VACATION EMPORIUM CORPORATION


                                    By:    /s/  Ian Rice
                                        ----------------------


                                    /s/  Charles V. Payne
                                    --------------------------
                                    Charles V. Payne

                                TABLE OF CONTENTS

ARTICLE 1.  Exchange of Purchased Shares.....................................2
      Section 1.1.  Sale of Purchased Shares.................................2
      Section 1.2  Purchase Price............................................2
      Section 1.3  Delivery of Shares........................................2
      Section 1.4  Supplemental Action.......................................2

ARTICLE 2.  Closing; Closing Date............................................3

ARTICLE 3.  Representations and Warranties of Seller.........................3
      Section 3.1  Due Incorporation and Qualification.......................3
      Section 3.2  Authority to Execute and Perform Agreements...............3
      Section 3.3  Subsidiaries and Affiliates...............................4
      Section 3.4  Articles of Incorporation and By-Laws.....................4
      Section 3.5  Capitalization............................................4
      Section 3.6  Officers and Directors....................................5
      Section 3.7  Financial Statements; Financial Matters...................5
      Section 3.8  Liabilities...............................................6
      Section 3.9  Absence of Certain Changes................................7
      Section 3.10  Tax Matters..............................................7
      Section 3.11  Real and Personal Property - Leased to the Company.......7
      Section 3.12  Title....................................................8
      Section 3.13  Intangible Property......................................8
      Section 3.14  Contracts and Other Agreements...........................9
      Section 3.15  Insurance...............................................10
      Section 3.16  Litigation; Actions and Proceedings.....................10
      Section 3.17  Operations of the Company...............................11
      Section 3.18  Compliance with Laws....................................13
      Section 3.19  Licenses, Permits and Certificates......................13
      Section 3.20  No Conflicts............................................14
      Section 3.21  Labor Agreements, Employee Benefit Plans, and Employment
            Agreements......................................................14
      Section 3.22  Books and Records.......................................15
      Section 3.23  Accounts Receivable.....................................15
      Section 3.24  Stock Restrictions......................................15
      Section 3.25  Purchase for Investment, Etc............................16
      Section 3.26  Ownership of the Purchased Shares.......................17
      Section 3.27  Finders and Investment Bankers..........................18
      Section 3.28  Full Disclosure.........................................18

ARTICLE 4.  Representations and Warranties of Purchaser.....................18
      Section 4.1  Due Incorporation and Qualification......................18
      Section 4.2  Authority to Execute and Perform Agreements..............19
      Section 4.3  Subsidiaries and Affiliates..............................19
      Section 4.4  Officers and Directors...................................20
      Section 4.5  Articles of Incorporation and By-Laws....................20

      Section 4.6  Capitalization...........................................20
      Section 4.7  Financial Statements.....................................20
      Section 4.8  Liabilities..............................................21
      Section 4.9  Tax Matters..............................................22
      Section 4.10  Real and Personal Property - Leased to Purchaser........22
      Section 4.11  Title...................................................23
      Section 4.12  Intangible Property.....................................23
      Section 4.13  Contracts and Other Agreements..........................23
      Section 4.14  Litigation; Actions and Proceedings.....................24
      Section 4.15  Operations of Purchaser.................................24
      Section 4.16  Compliance with Laws....................................26
      Section 4.17  Licenses, Permits and Certificates......................27
      Section 4.18  No Conflicts............................................27
      Section 4.19  Labor Agreements, Employee Benefit Plans, and Employment
            Agreements......................................................28
      Section 4.20  Books and Records.......................................28
      Section 4.21  Stock Restrictions......................................28
      Section 4.22  Purchase for Investment.................................29
      Section 4.23  Ownership of the Exchange Shares........................30
      Section 4.24  Finders and Investment Bankers..........................30
      Section 4.25  Absence of Certain Changes..............................30
      Section 4.26  Insurance...............................................31
      Section 4.27  Full Disclosure.........................................31

ARTICLE 5.  Covenants and Agreements of the Parties.........................31
      Section 5.1  Conduct of Business......................................31
      Section 5.2  Access and Investigation.................................32
      Section 5.3  Litigation...............................................32
      Section 5.4  Actions with Respect to Closing..........................32
      Section 5.5  Public Statement.........................................33
      Section 5.6  Consent to Jurisdiction and Service of Process...........33
      Section 5.7  Expenses.................................................34
      Section 5.8  Purchaser 1999 Financials................................34
      Section 5.9  Closing Date Balance Sheet; Closing Date Net Worth.......34


ARTICLE 6.  Conditions To Purchaser Obligations.............................35
      Section 6.1  Representations and Warranties of Seller.................35
      Section 6.2  Performance of this Agreement............................36
      Section 6.3  Certificate of Seller....................................36
      Section 6.4  No Material Adverse Change...............................36
      Section 6.5  Satisfactory Business Review.............................36
      Section 6.6  Governmental Permits and Approvals.......................36
      Section 6.7  Third Party Consents.....................................37
      Section 6.8  Voting Agreement.........................................37
      Section 6.9  Employment Agreement.....................................37
      Section 6.10  Charter Documents.......................................37
      Section 6.11  By-Laws.................................................37
      Section 6.12  Good Standing...........................................37
      Section 6.13  Litigation..............................................38
      Section 6.14  Consulting Agreements...................................38
      Section 6.15  Company Profit Sharing Plan.............................38

      Section 6.16 Company Quarterly Financials.............................38

ARTICLE 7.  Conditions To Seller Obligations................................38
      Section 7.1  Representations and Warranties of Purchaser..............39
      Section 7.2  Performance of this Agreement............................39
      Section 7.3  Certificate of Purchaser.................................39
      Section 7.4  No Material Adverse Change...............................39
      Section 7.5  Satisfactory Business Review.............................40
      Section 7.6  Governmental Permits and Approvals.......................40
      Section 7.7  Third Party Consents.....................................40
      Section 7.8  Cancellation of Certain Outstanding Shares...............40
      Section 7.9  Registration Rights Agreement............................40
      Section 7.10  Financing...............................................40
      Section 7.11  Certified Resolutions...................................41
      Section 7.12  Charter Documents.......................................41
      Section 7.13  By-Laws.................................................41
      Section 7.14  Good Standing...........................................41
      Section 7.15  Purchaser  Deliveries...................................41
      Section 7.16  Litigation..............................................41
      Section 7.17  Voting Agreement........................................42
      Section 7.18  Employment Agreement....................................42

ARTICLE 8.  Indemnification; Survival.......................................42
      Section 8.1  Obligation of Seller to Indemnify........................42
      Section 8.2  Obligation of Purchaser to Indemnify.....................43
      Section 8.3  Claims Notice............................................43
      Section 8.4  Opportunity to Defend Against Third Party Claims.........44
      Section 8.5  Limitation on Indemnification............................45
      Section 8.6  Survival.................................................45
      Section 8.7  Indemnification Exclusive Remedy.........................45

ARTICLE 9.  Termination.....................................................46
      Section 9.1  Termination..............................................46
      Section 9.2  Effects of Termination...................................46

ARTICLE 10.  Miscellaneous..................................................46
      Section 10.1  Notices.................................................46
      Section 10.2  Entire Agreement........................................47
      Section 10.3  Waivers and Amendments; Non-Contractual Remedies;
            Preservation of Remedies........................................48
      Section 10.4  Governing Law...........................................48
      Section 10.5  Binding Effect; No Assignment; No Third Party
            Beneficiaries ..................................................48
      Section 10.6  Variations in Pronouns..................................49
      Section 10.7  Counterparts............................................49
      Section 10.8  Exhibits and Schedules..................................49
      Section 10.9  Headings................................................49

                                  SCHEDULE 4.3

                           SUBSIDIARIES AND AFFILIATES

None, except Ian Rice in his capacity as Director and Shareholder or any Purchaser who owns 10% or more of Purchaser's outstanding common stock.

                                  SCHEDULE 4.4

                             OFFICERS AND DIRECTORS

Ian Rice is the sole Director and the President of Purchaser. The only other officer of Purchaser is Lisa Crosse, the Secretary.

                                  SCHEDULE 4.6

                                 CAPITALIZATION

Purchaser has granted options to purchase shares of its common stock to the following persons in the amount indicated opposite their respective names.

                                         NUMBER OF SHARES
NAME                                     SUBJECT TO OPTION
----                                     -----------------
David McCallen                                351,282
Shawn Baldwin                                 526,923

Purchaser has entered into escrow agreements with the following individuals, true and correct copies of which have been provided to Seller, that contain provisions that obligate the Purchaser to repurchase certain shares of its common stock on the terms and conditions set forth therein: Timothy David, Sedric Richardson, Ralph Reme, Joseph R. Smith, Alan Brown, Maria Garcia, Cecil Payne, Juana Penson, David McCallen and Shawn Baldwin.

                                 SCHEDULE 4.7(a)

                         PURCHASER'S AUDITED FINANCIALS

                                 SCHEDULE 4.7(b)

                       PURCHASER'S UNAUDITED BALANCE SHEET

                                  SCHEDULE 4.8

                                   LIABILITIES

None

                                  SCHEDULE 4.13

                         CONTRACTS AND OTHER AGREEMENTS

Purchaser is a party to an Employment Agreement, Subscription Agreement and Escrow Agreement with each of David McCallen and Shawn Baldwin. Purchaser is also a party to a Subscription Agreement and a Escrow Agreement with each of the parties listed in Schedule 4.6.

                                  SCHEDULE 4.15

                             OPERATIONS OF PURCHASER

Since June 30, 1999, Purchaser has done the following:

a) Granted stock options to the individuals set forth in Schedule 4.6 and sold an aggregate of 1,258,205 shares of its common stock to the persons listed in Schedule 4.6

b) Entered into Employment Agreements with each of David McCallen and Shawn Baldwin.

c) Used $10,000 in cash to pay legal fees in connection with the Transactions.

d)    Entered into Escrow Agreements with each of the persons listed in Schedule
      4.6.

                                  SCHEDULE 4.17

                       LICENSES, PERMITS AND CERTIFICATES

None

                                  SCHEDULE 4.19

                    LABOR AGREEMENTS, EMPLOYEE BENEFIT PLANS
                            AND EMPLOYMENT AGREEMENT

Purchaser is a party to an Employment Agreement with each of David McCallen and Shawn Baldwin.